Exhibit 21.1

Subsidiaries of the Registrant

The following list includes subsidiaries of Granite Ridge Resources, Inc. Subsidiaries of subsidiaries are indicated by indentations. All subsidiaries are wholly-owned unless otherwise indicated.

Executive Network Partnering Corporation, a Delaware corporation

Granite Ridge Holdings, LLC, a Delaware limited liability company